Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES ADDITIONAL INFORMATION
REGARDING MLP OFFERING PLAN

DALLAS, TEXAS, September 7, 2006…EXCO Resources, Inc. (NYSE:XCO) previously announced on July 24, 2006 its intention to pursue an initial public offering of units representing limited partner interests of a master limited partnership subsidiary being formed by EXCO to acquire Winchester Energy Company, Ltd. and its affiliated entities from Progress Energy, Inc. and also certain assets from EXCO, all of such assets being located in East Texas and North Louisiana.  EXCO plans to sell approximately 52,000,000 common units, representing an approximate 50% limited partner interest in its master limited partnership.  Net proceeds are expected to be used to repay indebtedness incurred in connection with the acquisitions.  The initial public offering is expected to consist of a rights offering of MLP common units to holders of EXCO’s common stock and a simultaneous underwritten public offering of MLP common units.  It is currently expected that EXCO shareholders would be offered the right to subscribe for one MLP common unit for every four shares of EXCO common stock they hold.  The subscription price in the rights offering is anticipated to be $23.00 to $25.00 per common unit.  It is anticipated that these offerings would occur during the first quarter of 2007.  The MLP common units retained by EXCO and the general partner of the MLP will have terms identical to those offered to EXCO’s shareholders and to the public.  The actual terms of the offering may be changed by EXCO due to market conditions or other factors.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.  Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.  This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.